EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
Logility, Inc.
(404) 264-5477

Logility Reports Preliminary Third Quarter
of Fiscal Year 2009 Results

Operating Earnings Grow 313% Driven by 57% Growth in License Fees

ATLANTA (March 5, 2009) Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the third quarter of fiscal year 2009.

Key third quarter fiscal year 2009 financial highlights include:

•	Total revenues for the quarter ended January 31, 2009 were $10.6 million, an increase of 7% over the third quarter of fiscal 2008;

•	Software license fees for the quarter ended January 31, 2009 were $3.7 million, an increase of 57% over the third quarter of fiscal 2008;

•	Services and other revenues for the quarter ended January 31, 2009 were $1.3 million, a decrease of 34% over the third quarter of fiscal 2008;

•	Maintenance revenues for the quarter ended January 31, 2009 were $5.7 million, an increase of 1% over the third quarter of fiscal 2008; and

•	Operating earnings for the quarter ended January 31, 2009 were $2.8 million, an increase of 313% compared to operating earnings of $675,000 for the third quarter of fiscal 2008.

GAAP net earnings were $1.8 million or $0.14 earnings per fully diluted share for the third quarter of fiscal 2009 compared to net earnings of $835,000 or $0.06 earnings per fully diluted share for the third quarter of fiscal 2008. Adjusted net earnings, which exclude stock-based compensation expense and acquisition-related amortization of intangibles expense, were $1.9 million or $0.14 earnings per fully diluted share for the quarter ended January 31, 2009, compared to adjusted net earnings of $1.8 million or $0.13 earnings per fully diluted share for the same period last year which exclude stock-based compensation expense, acquisition-related amortization of intangibles expense and write-down of capitalized software costs.

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Logility Reports Third Quarter and Fiscal Year 2009 Results	Page 2

Total revenues for the nine months ended January 31, 2009 were $30.5 million or an 8% decrease compared to the comparable period last year. Software license fees for the nine months were $9.0 million or a 14% decrease compared to the same period last year. Services and other revenues were $4.2 million or a 29% decrease compared to the same period last year. Maintenance revenues were $17.3 million or a 4% increase compared to the same period last year.  For the nine months ended January 31, 2009, the Company reported operating earnings of approximately $6.0 million or a 2% increase compared to operating earnings of $5.9 million for the same period last year.

GAAP net earnings were approximately $4.0 million or $0.31 per fully diluted share for the nine months ended January 31, 2009 compared to net earnings of $4.4 million or $0.33 per fully diluted share for the same period last year. Adjusted net earnings, which for the current period exclude stock-based compensation expense and acquisition-related amortization of intangibles expense, were $4.4 million or $0.34 earnings per fully diluted share for the nine months ended January 31, 2009 compared to net earnings of $5.7 million or $0.42 earnings per fully diluted share the same period last year, which exclude stock-based compensation expense, acquisition-related amortization of intangibles expense, a non-cash tax valuation adjustment, and write-down of capitalized software costs.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $47.3 million as of January 31, 2009. This is approximately a $2.1 million sequential increase in cash and investments compared to October 31, 2008 and approximately a $5.9 million increase compared to January 31, 2008.

“We are very pleased with our results for the quarter; increasing license fees by 57%, total revenues by 7%, and operating earnings by 313% for the third quarter when compared to the same quarter of fiscal year 2008,” said J. Michael Edenfield, Logility president and chief executive officer. “Despite the difficult global economy, we added 17 new customers and signed license agreements with customers in 10 countries during the quarter.”

Logility Reports Third Quarter and Fiscal Year 2009 Results	Page 3

“The increased visibility, discipline and efficiency provided by Logility’s supply chain solutions allow manufacturing, wholesale, and specialty retail enterprises the opportunity to significantly improve cash flow, reduce inventory, increase supply chain responsiveness and accelerate the sales and operations planning process,” continued Edenfield. “Today’s global economic environment increases the emphasis on improving all facets of the supply chain to better service customers while simultaneously lowering costs. Logility is well positioned to help streamline the supply chains of small, medium, large and Fortune 1000 companies.”

Highlights for the third quarter of fiscal 2009 include:

Customers and Channels:

•
Notable new and existing customers placing orders with Logility in the third quarter include: Arch Chemicals, Astronics AES, Belkin International, Bracco SPA, Couttenye Venezuela, CSN Stores, Johnson Controls, Johnson Diversey, Mitsubishi Motor Products, Norwood Promotional Products, Sonoco Products, and Techtronic Industries.

•
During the quarter, software license agreements were signed with customers located in 10 countries including: Australia, Canada, Costa Rica, Italy, Netherlands, United Arab Emirates, United Kingdom, United States, Venezuela, and Vietnam.

•
Demand Management, a wholly-owned subsidiary of Logility, expanded its distributor network with the addition of six new distributors located in Calgary, Chennai, Hyderabad, Singapore, Detroit, and Dallas. Demand Management now has 35 offices globally representing the Demand Solutions brand.

•
Logility announced that 45% of the Top 100 Consumer Goods Companies, as ranked by Consumer Goods Technology magazine in the annual Consumer Goods Registry, were Logility customers. Additionally, several Logility customers were ranked separately as leaders within specific vertical industries. Among these rankings, Logility customers represented 50% of the top 20 packaged goods companies, 40% of the top 20 footwear, apparel and accessories companies and 60% of the top 10 housewares/appliances companies.

•
Logility announced that Augusta Sportswear, Inc. selected Logility Voyager Solutions to improve forecast accuracy, increase visibility into customer demand and manage inventory more effectively across its global supply chain. Augusta Sportswear is a leading manufacturer in the team apparel industry.

•
During the third quarter, Logility held a Supply Chain Power Hour webcast “S&OP: Supply Chain Superheroes Never Work Alone.” The educational webcast featured Logility customer Shaw Industries and addressed how building a more collaborative S&OP process helps you synchronize data, remove days from your planning process and increase accountability across the business.

•	Demand Management announced that its customer, Peerless Pump has doubled sales while keeping the same inventory levels with the help of Demand Solutions® supply and demand planning software.

Products and Technology:

•
Logility received multiple Reader’s Choice Awards for the ninth consecutive year from Consumer Goods Technology magazine including being voted the number one provider for customer experience in the supply chain planning category. In addition to recognition as a breakout favorite for overall customer experience implementing and using Logility’s supply chain solutions, Logility was also ranked as a top three solution provider for supply chain planning and supply chain execution in the 2009 Reader’s Choice Awards. It is the ninth year that the Reader’s Choice Awards have been given out by Consumer Goods Technology and Logility has consistently received top rankings in the areas of supply chain planning, supply chain execution and customer experience each year.

Logility Reports Third Quarter and Fiscal Year 2009 Results	Page 4

•
Food Logistics magazine selected Logility for its annual FL100 for the fifth consecutive year. Each year, the editors of Food Logistics select the top 100 technology and solution providers that help grocery and foodservice distributors and manufacturers reach their business goals. The 2008 FL100 is the fifth-annual listing and Logility has been recognized as a top technology provider each year since the award’s inception.

•
Logility announced Connections 2009 Conference, Supply Chain Optimization: Mission Possible. The annual supply chain conference for Logility customers and supply chain professionals will be held Sept. 23-25 in Atlanta, GA at the Georgia Tech Hotel and Conference Center.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich. and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties.  There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein.  These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues.  For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners

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              Logility Third Quarter of Fiscal Year 2009 Results

LOGILITY, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
			Pct			Pct
	2009	2008	Chg.	2009	2008	Chg.
Revenues:
License	$3,671	$2,333	57%	$8,952	$10,409	(14)%
Services & other	1,271	1,933	(34)%	4,227	5,985	(29)%
Maintenance	5,701	5,665	1%	17,335	16,636	4%
Total Revenues	10,643	9,931	7%	30,514	33,030	(8)%

Cost of Revenues:
License	994	1,364	(27)%	3,732	4,518	(17)%
Services & other	750	853	(12)%	2,442	2,898	(16)%
Maintenance	1,211	1,261	(4)%	3,666	3,609	2%
Write-down of capitalized software development costs	-	1,196	nm	-	1,196	nm
Total Cost of Revenues	2,955	4,674	(37)%	9,840	12,221	(19)%
Gross Margin	7,688	5,257	46%	20,674	20,809	(1)%
Operating expenses:
Research and development	1,725	1,719	0%	5,298	5,544	(4)%
Less: capitalized development	(482)	(480)	0%	(1,503)	(1,635)	(8)%
Sales and marketing	2,437	2,402	1%	7,160	7,279	(2)%
General and administrative	1,134	854	33%	3,492	3,485	0%
Acquisition related amortization of intangibles	87	87	0%	262	262	0%

Total Operating Expenses	4,901	4,582	7%	14,709	14,935	(2)%
Operating Earnings	2,787	675	313%	5,965	5,874	2%
Interest Income (expense) & Other, Net	(44)	538	na	141	1,451	(90)%
Earnings Before Income Taxes	2,743	1,213	126%	6,106	7,325	(17)%
Income Tax Expense	987	378	161%	2,104	2,971	(29)%

Net Earnings	$1,756	$835	110%	$4,002	$4,354	(8)%

Earnings per common share:
Basic	$0.14	$0.06	133%	$0.31	$0.34	(9)%
Diluted	$0.14	$0.06	133%	$0.31	$0.33	(6)%

Weighted Average Number of Common Shares:
Basic	12,860	12,964		12,864	12,950
Diluted	12,970	13,336		13,042	13,372

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,756	$835		$4,002	$4,354
Acquisition related amortization of intangibles(1)	55	60		172	156
Stock-based compensation (1)	69	69		219	165
Write-down of capitalized software development costs (1)	-	823		-	710
Tax valuation adjustment (non-cash)	-	-		-	283
Adjusted net earnings	$1,880	$1,787	5%	$4,393	$5,668	(22)%

Adjusted Net Earnings per Share - Diluted	$0.14	$0.13	8%	$0.34	$0.42	(19)%

(1) - Tax affected using the effective tax rate for the three and nine month period ended January 31, 2009

              Logility Third Quarter of Fiscal Year 2009 Results

LOGILITY, INC.
Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	January 31,	April 30,
	2009	2008

Cash and Short-term investments	$35,378	$42,732
Accounts Receivable:
Billed	6,218	6,897
Unbilled	427	1,424
Total Accounts Receivable, net	6,645	8,321
Deferred Tax Assets	74	74
Prepaids & Other Current Assets	2,450	2,256
Current Assets	44,547	53,383

Investments - Long term	11,931	-

PP&E, net	298	401
Capitalized Software, net	4,399	4,560
Goodwill	5,809	5,809
Other Intangibles, net	590	871
Other non-current Assets	41	48
Total Assets	$67,615	$65,072

Accounts Payable	$371	$543
Accrued Compensation and Related costs	1,286	1,282
Accrued Reseller Commissions	858	1,013
Other Current Liabilities	729	965
Due to American Software Inc.	650	638
Deferred Revenues	11,581	12,622
Current Liabilities	15,475	17,063

Deferred Tax Liability	1,577	1,620
Shareholders' Equity	50,563	46,389

Total Liabilities & Shareholders' Equity	$67,615	$65,072